EXHIBIT 12



                       RATIO OF EARNINGS TO FIXED CHARGES


                                       Nine Months Ended                 For the year Ended December 31,
                                         September 30,
                                       -----------------       ---------------------------------------------------
                                        2000        1999       1999        1998       1997        1996        1995
                                        ----        ----       ----        ----       ----        ----        ----
                                     (dollars in thousands)                   (dollars in thousands)

Pre-tax (loss) income before           $(14,007)    $11,854     $7,095     $17,878    $10,813      $10,630     $9,083
  discontinued operations and
  extraordinary gains

Fixed Charges:
Interest expense                           2,717      2,751      3,706       4,301      4,091        4,123      4,868
Capitalized interest                           0        130        130           0          0            0          0
Interest relating to rental                  704        632        867         438        438          542        491
                                          ------     ------     ------      ------     ------       ------     ------
  expense (1)
    Total fixed charges                    3,421      3,513      4,703       4,739      4,524        4,665      5,359

Earnings available for fixed           $(10,586)    $15,367    $11,798     $22,617    $15,342      $15,295    $14,442
charges

Ratio of earnings to fixed charges       (3.09x)      4.37x      2.51x       4.77x      3.39x        3.28x      2.69x
------------------------------------ ------------ ---------- ---------- ----------- ---------- ------------ ----------

-------------------------


(1) The representative interest portion of rental expense was deemed to be one-third of all rental expense.

     Earnings were not sufficient to cover fixed charges during the first nine months of 2000 by $14,007,000; all other periods had sufficient income to cover charges.



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                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES


                                       Nine                      Nine                    Nine
                                      Months                    Months     Year         Months     Year
                                       Ended     Year Ended      Ended     Ended        Ended      Ended
                                     September    December     September   December    September   December
                                     30, 2000     31, 1999     30, 2000    31, 1999    30, 2000    31, 1999
                                     ---------    ---------    ---------   --------    ---------   ---------
                                      Presentation  One (1)     Presentation Two (2)   Presentation Three (3)
                                   (dollars in thousands)     (dollars in thousands)   (dollars in thousands)
Pre-tax (loss) income before          $(13,012)       $6,907    $(13,747)     $5,975    $(14,551)      $4,962
  discontinued operations and
  extraordinary gains

Fixed Charges:
Interest expense                          1,382        1,840        2,116      2,772        3,176       4,126
Capitalized interest                          0          130            0        130            0         130
Interest relating to rental                 704          867          704        867          704         867
                                         ------       ------       ------     ------       ------      ------
  expense (4)
    Total fixed charges                   2,086        2,837        2,820      3,769        3,880       5,123

Earnings available for fixed          $(10,926)       $9,744    $(10,927)     $9,744    $(10,671)     $10,085
charges

Ratio of earnings to fixed              (5.24x)        3.44x      (3.87x)      2.59x      (2.75x)       1.97x
  charges
----------------------------------- ------------ ------------ ------------ ---------- ------------ -----------

-------------------------


(1) Presentation One assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $10,237,500 in cash and $27,559,000 in principal amount of new 9% senior subordinated debentures.

(2) Presentation Two assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $5,250,000 in cash and $37,059,000 in principal amount of new 9% senior subordinated debentures.

(3) Presentation Three assumes the exchange of $47,059,000 in principal amount of old junior subordinated debentures for $47,059,000 in principal amount of new 9% senior subordinated debentures.

(4) The representative interest portion of rental expense was deemed to be one-third of all rental expense.

     Pro forma earnings were not sufficient to cover fixed charges during the first nine months of 2000 by $13,012,000 for presentation one, $13,747,000 for presentation two and $14,551,000 for presentation three; all other periods had sufficient income to cover charges.